EXHIBIT 5.1

                                             April 6, 2001

ACTV, Inc.
225 Park Avenue South, 18th Floor
New York, New York 10003-1604

Gentlemen:

    You have requested our opinion with respect to certain matters in connection with the filing by ACTV, Inc., a Delaware corporation (the "Company"), of a registration statement (the "Registration Statement") on Form S-8 under the Securities Act of 1933, as amended (the "Act"), covering the offering of 1,289,310 shares (the "Shares") of the Company's common stock, par value $.10 per share (the "Common Stock") issuable upon exercise of stock options granted pursuant to the agreement and plan of merger between the Company and Intellocity, Inc., dated as of March 7, 2001 (the "Agreement").

    We have examined the originals, or copies certified or otherwise identified to our satisfaction, of such documents, including the Agreement, and corporate and public records as we deem necessary as a basis for the opinion hereafter expressed. With respect to such examination, we have assumed the genuineness of all signatures appearing on all documents presented to us as originals, and the conformity to the originals of all documents presented to us as conformed or reproduced copies. Where factual matters relevant to such opinion were not independently established, we have relied upon certificates of executive officers and responsible employees and agents of the Company.

    Based upon the foregoing, it is our opinion that the Shares have been duly and validly authorized and when sold, paid for and issued as contemplated by the Agreement will be duly and validly issued and fully paid and nonassessable.

    We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby concede that we come within the categories of persons whose consent is required by the Act or the General Rules and Regulations promulgated thereunder.

Very truly yours, /s/ GERSTEN, SAVAGE & KAPLOWITZ, LLP Gersten, Savage & Kaplowitz, LLP